Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	Erin Conroy, Communications, (612) 761-5928, erin.conroy@target.com
John Hulbert, Investor Relations, (612) 761-6627, john.hulbert@target.com
Target Media Hotline, (612) 696-3400, press@target.com

David P. Abney, Gail K. Boudreaux Named to Target Corporation’s Board of Directors

MINNEAPOLIS (August 11, 2021) – Target Corporation (NYSE: TGT) announced today its board of directors elected David P. Abney, former chairman of the board and chief executive officer of United Parcel Service, Inc., (NYSE: UPS), and Gail K. Boudreaux, president and chief executive officer of Anthem, Inc., (NYSE: ANTM), as directors. Mr. Abney’s appointment is effective immediately and Ms. Boudreaux’s appointment becomes effective September 23, 2021.

Mr. Abney, 65, held a series of escalating leadership roles at UPS over his more than 40-year career. He was named CEO in September 2014 and chairman and CEO in February 2016, a role he held until announcing his retirement in June 2020. He remained executive chairman through September 2020 to assist with the leadership transition. Mr. Abney previously served as chief operating officer between 2007 and 2014, overseeing logistics, sustainability, engineering and the UPS global transportation network, which serves more than 220 countries and territories. His additional leadership roles include president of United Parcel Service Airlines and president of United Parcel Service International. Mr. Abney serves as, a member of the board of directors for Northrop Grumman Corporation, Freeport-McMoRan, Inc., the Annie E. Casey foundation, the Georgia Historical Society and the Delta State University Alumni Foundation.

Ms. Boudreaux, 61, has three decades of experience in the health care industry and has held the role of president and CEO at Anthem, a leading health benefits provider, since November 2017. Prior to joining Anthem, she founded advisory firm GKB Global Health, LLC, and served as chief executive officer from July 2015 to November 2017. Previously, she served UnitedHealthcare as chief executive officer from January 2011 to November 2014 and president from May 2008 to January 2011. She was also an executive vice president at parent company UnitedHealth Group, Inc., from May 2008 to February 2015. Ms. Boudreaux is a member of the board of directors for Anthem and the Blue Cross Blue Shield Association. She was named to both Fortune’s and Forbes’ Most Powerful Women lists in 2018, 2019 and 2020.

“As Target continues to deepen guest loyalty and propel our strategy, David and Gail complement our board with relevant expertise in critical areas and tremendous leadership acumen. Both have deep experience leading complex corporate strategies in industries that serve millions of consumers and have experienced rapid change. I am pleased to welcome David and Gail to the Target family,” said Brian Cornell, chairman and CEO of Target.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at more than 1,900 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website and press center and by following @TargetNews.

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